                                                                    Exhibit 23.2


                         Consent of Independent Auditors


We consent to the incorporation by reference in the Registration Statement (Form S-8) of Applix, Inc. pertaining to the 2003 Director Equity Plan of our report dated March 7, 2003, except for Note 20, as to which the date is March 17, 2003, and Note 2 as to which the date is May 12, 2003, with respect to the consolidated financial statements, as restated, and schedule of Applix, Inc. included in its Annual Report, as amended, (Form 10-K/A) for the year ended December 31, 2002, filed with the Securities and Exchange Commission.



                                          /s/ Ernst & Young LLP


Boston, Massachusetts
July 8, 2003